Exhibit 10.3

Atlantic Express Transportation Group Inc.
Atlantic Express Transportation Corp.
7 North Street
Staten Island, NY  10302

January 13, 2005

Domenic Gatto
136 Monmouth Road
Monroe Township, NJ 08831

Dear Domenic:

Reference is made to your fourth amended and restated employment agreement dated as of November 25, 2003, as amended by the letter dated April 20, 2004 (as amended, the “Agreement”) and more specifically to Section 2.6 of the Agreement concerning your Performance Bonus.

As you know, we are in the process of negotiating an extension of the school bus transportation contracts with the Department of Education of the City of New York.  In consideration for your continued efforts in connection with the extension and your continued employment with the Company, we agree to amend and restate Section 2.6 of the Agreement in its entirety to read as follows:

Performance Bonus.  The Company will pay the Executive a performance bonus (“Performance Bonus”) subject to the acceptance by the Company of an agreement (the “NYC Agreement”) with the Department of Education of the City of New York (the “Company Acceptance”) to provide school bus transportation services for the period commencing July 1, 2005.  The Performance Bonus shall be in the amount equal to the sum of (a) $250,000; plus (b) $250,000 in the event (i) the projected increase in the pro forma EBITDA for the NYC Agreement for fiscal year 2006 (i.e., for the 12 months ended June 30, 2006) as compared to fiscal year 2005 is greater than $17,000,000 and (ii) the projected non-reimbursable vehicle capital expenditure for the first school year pursuant to such NYC Agreement does not exceed $10,000,000; plus (c) an additional $25,000 for each $1,000,000 (or part thereof) of the projected EBITDA of the Company for fiscal 2006 in excess of $50,000,000, provided the aggregate Performance Bonus shall not exceed $750,000.

The Performance Bonus shall be payable in the following manner (a) for the first $250,000 on the latter of (i) the Company Acceptance; or (ii) March 15, 2005; and (b) for the remainder, if any, the later of (i) the 6th month anniversary date of the payment of the first $250,000 of the Performance Bonus or (ii) as soon as the Company has sufficient availability to meet its obligations as they come due;

provided, however, in the event the Executive is no longer the Chief Executive Officer of the Company or is terminated for any reason prior to the full payment of the Performance Bonus, any unpaid Performance Bonus shall be paid to the Executive immediately.

All other terms of your employment contract remain in full force and effect without any change or modification thereto.

Very truly yours,

Atlantic Express Transportation Group Inc. Atlantic Express Transportation Corp.

	By:	/s/ Peter Frank
Peter Frank

Agreed and accepted:

/s/ Domenic Gatto
Domenic Gatto